EXHIBIT 99.1
January 28, 2015 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2014, of $423,000, a decrease from the $1,886,000 earned for the fourth quarter of 2013.   Earnings per share for the fourth quarter of 2014 were $.10 compared to $.47 for the prior year fourth quarter.  For the year ended December 31, 2014, net income totaled $8,073,000 compared to $8,112,000 for the year ended December 31, 2013, a decrease of $39,000.  Earnings per share were $1.97 for 2014 versus $2.00 for 2013, a decrease of 1.5 percent.  Return on average assets and return on average equity were 1.01 percent and 9.62 percent, respectively, for the year ended 2014, compared to 1.04 percent and 10.40 percent, respectively, for the same period in the prior year.

“Despite lower quarterly earnings, we are pleased with the accomplishments achieved in 2014 to generate over $8 million in net income for our shareholders,” stated Thomas E. Wiseman, President and CEO.  “During 2014, we saw our largest growth in loans since 2002, which was a testament to our lenders and significant to growing our largest revenue source.  As with any successful business, being able to control operating expenses is important.  For 2014, our employees were actually able to reduce noninterest expense, which permitted us to maximize the growth in our revenue sources.  In conjunction with the many financial successes of 2014, the Company and its employees continued to embrace our ‘Community First’ mission as demonstrated by not only the increase in financial support, but also the over 2,000 hours of time donated to the communities we serve.  I would like to thank the employees, customers and shareholders for making 2014 a successful year.”

For the fourth quarter of 2014, net interest income increased $110,000 from the same period last year.  For the year ended December 31, 2014, net interest income increased $1,095,000, or 3.4 percent, from the previous year.  Contributing to the higher year-to-date net interest income was the increase in both average loan balances and net interest margin.  For the year ended December 31, 2014, average loans increased $26 million from the same period last year.  The increase in loan balances occurred primarily within commercial and municipality related financings.  The Company’s net interest margin remains strong, and for the year ended December 31, 2014, the net interest margin increased to 4.54 percent, from 4.50 percent for the same period the prior year.  One major contributor to the net interest margin improvement was lower funding costs related to the 2013 redemption of $5 million in trust preferred securities that had an interest cost of 10.60%.  Another major contributor to the margin improvement was an increase in the yield on mortgage-backed securities.  When our mortgage-backed securities are prepaid, we must amortize part of the bond premium we paid for the securities, which reduces the net yield on the securities.  With fewer mortgages being refinanced during 2014, prepayments on our mortgage-backed securities and the premium we have had to amortize have decreased.  Lastly, the net interest margin also benefited from a decrease in our cost of funds in relation to growth in noninterest-bearing deposit accounts and the sustained low interest rate environment permitting our maturing time deposits to reprice at lower market interest rates.

For the three months ended December 31, 2014, provision for loan losses increased $1,787,000, and for the year ended December 31, 2014, provision for loan losses increased $2,310,000 from the same respective periods in 2013.  The increase in the fourth quarter provision for loan loss expense was related to the impairment of two loan relationships, which resulted in specific allocations totaling $1,754,000.  The increase in the annual provision for loan loss expense was due to the increase in specific allocations experienced during the fourth quarter and to an increase in general reserves due to an increase in certain economic risk factors.  During 2014, the balance of classified loans, which are loans demonstrating financial weakness, increased from the prior year.  Due to the higher relative balance of classified loans contributing to a higher risk profile of the loan portfolio, the calculation of the allowance for loan losses required additional general reserves.  The ratio of nonperforming loans to total loans was 1.62 percent at December 31, 2014, compared to .65 percent at December 31, 2013.  For the year ended December 31, 2014, net charge-offs totaled $608,000, a decrease of $619,000 from the same period in 2013.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2014 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.40 percent of total loans at December 31, 2014, compared to 1.09 percent at December 31, 2013.

For the three months ended December 31, 2014, noninterest income totaled $1,657,000, an increase of $618,000 from 2013’s fourth quarter.  Noninterest income totaled $9,793,000 for the year ended December 31, 2014, an increase of $1,275,000, or 15.0 percent.  The increase in fourth quarter noninterest income was primarily due to a decrease in losses on foreclosed property.  During the fourth quarter of 2013, one property was liquidated at a loss and a second property was written down based on a new appraisal.  As a result, gain on other real estate owned for the fourth quarter of 2014 increased $757,000 and for the year ended December 31, 2014, increased $805,000 from their respective time periods in 2013.  Also, contributing to higher noninterest income for the year was the sale of the Company’s nine percent ownership interest in ProAlliance, a specialty property and casualty insurance company.  The sale of ProAlliance generated a total gain on sale of $810,000.  Also impacting year-to-date noninterest income was the growth in tax processing fees.  For the year ended December 31, 2014, tax processing fees totaled $3,133,000, an increase of $577,000 from the same period the prior year due to an increase in the number of tax refund items processed.  Partially offsetting the growth in noninterest income was the decrease in earnings on bank owned life insurance of $504,000, which was related to the receipt of life insurance proceeds of $452,000 in 2013.

For the three months ended December 31, 2014, noninterest expense totaled $7,757,000, an increase of $967,000 from the same period last year.  For the year ended December 31, 2014, noninterest expense totaled $29,293,000, a decrease of $82,000 from the same period last year.  For the fourth quarter, salaries and employee benefits increased $615,000 and for the year ended December 31, 2014, salaries and employee benefits increased $308,000 from the same respective periods in 2013.  The increase in salaries and employee benefits was primarily related to various nonqualified defined benefit plans and to health insurance expense.  During the fourth quarter of 2014, the Company incorporated recently issued data in establishing the liability associated with the nonqualified defined benefit plans, which contributed to an increase in benefit expense of $406,000 from the prior year.  Additionally, the cost of providing health insurance increased in 2014, which increased $90,000 from the prior year.  Partially offsetting the increase in benefit expense was the decrease in salary expense.  For the year ended December 31, 2014, salary expense decreased $201,000, or 1.6%, from the same period last year due to a decrease in the number of employees.  The primary contributors to lower year-to-date noninterest expense were taxes and foreclosure costs.  As a result of the new Ohio state tax methodology for financial institutions, the Company’s tax expense decreased $411,000 for the year ended December 31, 2014, as compared to the same period in 2013.  For the year ended December 31, 2014, foreclosure costs decreased $297,000 from the same period the prior year.  The decrease was related to expenses incurred last year in association with the liquidation of real estate in process of foreclosure.  Lastly, as part of the Company’s “Community First” mission, management elected to increase contributions to local charities and community initiatives to enhance the communities we serve.  During 2014, donation expense increased $240,000 from 2013.  Overall, management was pleased with holding noninterest expense relatively flat in 2014.  By doing do, the Company’s efficiency ratio improved to 66.72 percent for 2014 from 70.97 percent in 2013.

The Company’s total assets at December 31, 2013 were $779 million, an increase of $31 million, or 4.2 percent, from the prior year.  The increase in assets was related to loan growth of $28 million, or 5.0 percent, which continued to build on the momentum established in 2013.  The growth in loans was funded by an increase in deposits of $18 million, which occurred mostly within business checking accounts.  Additional funding was also provided through the use of wholesale funding, which increased $6 million, and to growth in capital.  For 2014, total shareholders’ equity exceeded $86 million, an increase of $5.8 million, or 7.2 percent, from 2013.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not  statements  of  historical  fact  constitute  forward-looking  statements  within  the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
PER SHARE DATA
Earnings per share	$0.10	$0.47	$1.97	$2.00
Dividends per share	$0.21	$0.21	$0.84	$0.73
Book value per share	$20.94	$19.62	$20.94	$19.62
Dividend payout ratio (a)	202.77%	45.24%	42.62%	36.56%
Weighted average shares outstanding	4,100,503	4,069,659	4,099,194	4,064,083

PERFORMANCE RATIOS
Return on average equity	1.95%	9.46%	9.62%	10.40%
Return on average assets	0.21%	1.00%	1.01%	1.04%
Net interest margin (b)	4.57%	4.70%	4.54%	4.50%
Efficiency ratio (c)	76.58%	72.52%	66.72%	70.97%
Average earning assets (in 000's)	$734,869	$703,248	$751,485	$731,123

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$8,346	$8,332	$33,635	$33,592
Interest and dividends on securities	672	634	2,720	2,366
Total interest income	9,018	8,966	36,355	35,958
Interest expense:
Deposits	550	623	2,236	2,917
Borrowings	165	150	639	656
Total interest expense	715	773	2,875	3,573
Net interest income	8,303	8,193	33,480	32,385
Provision for loan losses	1,589	(198)	2,787	477
Noninterest income:
Service charges on deposit accounts	405	462	1,627	1,802
Trust fees	54	52	223	210
Income from bank owned life insurance and
annuity assets	178	202	672	1,176
Mortgage banking income	47	175	228	506
Electronic refund check / deposit fees	60	24	3,133	2,556
Debit / credit card interchange income	567	516	2,174	1,963
Gain (loss) on other real estate owned	111	(646)	113	(692)
Gain on sale of ProAlliance Corporation	0	0	810	0
Other	235	254	813	997
Total noninterest income	1,657	1,039	9,793	8,518
Noninterest expense:
Salaries and employee benefits	5,053	4,438	17,878	17,570
Occupancy	406	374	1,585	1,573
Furniture and equipment	198	238	757	902
FDIC insurance	122	115	483	490
Data processing	203	214	1,127	1,052
Foreclosed assets	55	92	185	482
Other	1,720	1,319	7,278	7,306
Total noninterest expense	7,757	6,790	29,293	29,375
Income before income taxes	614	2,640	11,193	11,051
Income taxes	191	754	3,120	2,939
NET INCOME	$423	$1,886	$8,073	$8,112

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2014	2013
ASSETS
Cash and noninterest-bearing deposits with banks	$9,315	$9,841
Interest-bearing deposits with banks	21,662	18,503
Total cash and cash equivalents	30,977	28,344
Certificates of deposits in financial institutions	980	0
Securities available for sale	85,236	84,068
Securities held to maturity
(estimated fair value: 2014 - $23,570; 2013 - $22,984)	22,820	22,826
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	7,776
Total loans	594,768	566,319
Less: Allowance for loan losses	(8,334)	(6,155)
Net loans	586,434	560,164
Premises and equipment, net	9,195	9,005
Other real estate owned	1,525	1,354
Accrued interest receivable	1,806	1,901
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,612	24,940
Other assets	6,240	5,723
Total assets	$778,668	$747,368

LIABILITIES
Noninterest-bearing deposits	$161,794	$149,823
Interest-bearing deposits	485,036	479,054
Total deposits	646,830	628,877
Other borrowed funds	24,972	18,748
Subordinated debentures	8,500	8,500
Accrued liabilities	12,150	10,824
Total liabilities	692,452	666,949

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2014 - 4,777,414 shares issued; 2013 - 4,758,492 shares issued)	4,777	4,758
Additional paid-in capital	35,318	34,883
Retained earnings	60,873	56,241
Accumulated other comprehensive income	960	249
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	86,216	80,419
Total liabilities and shareholders' equity	$778,668	$747,368